Exhibit 10.5

FORM OF

$350,000,000

CREDIT AGREEMENT

dated as of September [    ], 2016

among

NOBLE MIDSTREAM SERVICES, LLC,

as Borrower,

NOBLE MIDSTREAM PARTNERS LP,

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Swing Line Lender and an L/C Issuer,

and

The Other Lenders, Swing Line Lenders and L/C Issuers Party Hereto

DNB Bank ASA, New York Branch,

as Syndication Agent

BANK OF AMERICA, N.A.

and

BARCLAYS BANK PLC,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

DNB MARKETS, INC.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Book Runners

i

5.10 Regulatory Restrictions on Borrowing; Margin Regulations	51
5.11 Full Disclosure	51
5.12 Compliance with Laws	52
5.13 Contribution and IPO	52
5.14 Ownership of Property; No Liens; Insurance	52
5.15 Solvency	52
5.16 Patriot Act	52
5.17 Anti-Corruption Laws and Sanctions	52
5.18 Compliance with Material Agreements	52
5.19 EEA Financial Institutions	52

ARTICLE VI AFFIRMATIVE COVENANTS	53

6.01 Information; Notices of Material Events	53
6.02 Payment of Taxes and Obligations	55
6.03 Maintenance of Property; Insurance	55
6.04 Conduct of Business and Maintenance of Existence	55
6.05 Compliance with Laws	55
6.06 Inspection of Property, Books and Records	55
6.07 Use of Proceeds	56
6.08 Governmental Approvals and Filings	56
6.09 Material Contracts	56
6.10 Guarantee Matters	56
6.11 Subsidiaries	57

ARTICLE VII NEGATIVE COVENANTS	57

7.01 Liens	57
7.02 Financial Covenants	59
7.03 Transactions with Affiliates	59
7.04 Restricted Payments	60
7.05 Mergers and Fundamental Changes	60
7.06 Change in Nature of Business	60
7.07 Use of Proceeds	60
7.08 Dispositions	61
7.09 Debt	61
7.10 Investments	62
7.11 Changes in Fiscal Year; Organization Documents	63
7.12 Subsidiaries	63
7.13 Swap Contracts	64

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	64

8.01 Events of Default	64
8.02 Remedies Upon Event of Default	65
8.03 Application of Funds	66

ARTICLE IX ADMINISTRATIVE AGENT	67

9.01 Appointment and Authorization of Administrative Agent	67
9.02 Rights as a Lender	67
9.03 Exculpatory Provisions	67
9.04 Reliance by Administrative Agent	68
9.05 Indemnification of Administrative Agent and L/C Issuers	68
9.06 Delegation of Duties	68
9.07 Resignation of Administrative Agent	69
9.08 Non-Reliance on Administrative Agent and Other Lenders	69
9.09 No Other Duties, Etc.	69
9.10 Administrative Agent May File Proofs of Claim	70

ARTICLE X MISCELLANEOUS	70

10.01 Amendments, Etc.	70
10.02 Notices; Effectiveness; Electronic Communication	71
10.03 No Waiver; Cumulative Remedies	73
10.04 Attorney Costs, Expenses and Taxes	73
10.05 Indemnification; Damage Waiver	73
10.06 Payments Set Aside	74
10.07 Successors and Assigns	74
10.08 Confidentiality	78
10.09 Set-off	79
10.10 Interest Rate Limitation	79
10.11 Counterparts	79
10.12 Integration	79
10.13 Survival of Representations and Warranties	80
10.14 Severability	80
10.15 Reserved	80
10.16 Replacement of Lenders	80
10.17 Governing Law; Jurisdiction	81
10.18 No Advisory or Fiduciary Responsibility	81
10.19 Waiver of Right to Trial by Jury	82
10.20 USA PATRIOT Act Notice	82
10.21 Entire Agreement	82
10.22 No General Partner’s Liability for Revolving Facility	82
10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	82

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.09	Subsidiaries as of the Closing Date
7.03	Affiliate Contracts as of the Closing Date
7.09	Capital Leases as of Closing Date
7.10	Investments as of the Closing Date
7.12	Certain Agreements as of the Closing Date
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swing Line Loan Notice
B-1	Revolving Note
B-2	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guarantee Agreement
F-1	U.S. Tax Compliance Certificate (Form 1)
F-2	U.S. Tax Compliance Certificate (Form 2)
F-3	U.S. Tax Compliance Certificate (Form 3)
F-4	U.S. Tax Compliance Certificate (Form 4)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September [    ], 2016, among Noble Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a Delaware limited partnership (the “Parent”), each Lender from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, and the other L/C Issuers and Swingline Lenders named herein.

The Borrower has requested that the Lenders extend certain credit to the Borrower, and the Administrative Agent, the Swing Line Lenders, the L/C Issuers and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” by any Person, means (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) constituting a business unit or division of another Person or (ii) the Capital Stock of another Person resulting in such other Person becoming a Subsidiary, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Debt, securities or otherwise and (b) any Midstream Drop Down Acquisition.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPM in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, in no event shall the Administrative Agent, any L/C Issuer or any Lender be deemed an Affiliate of the Parent or any of its Subsidiaries.

“Agent-Related Persons” means the Administrative Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitment” means the aggregate Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to the Parent and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, (a) until the Parent or Borrower has obtained a Public Debt Rating from either S&P or Moody’s, the percentages per annum set forth in the Leverage Based Pricing Grid below, based upon the Consolidated Leverage Ratio of the Parent:

LEVERAGE BASED PRICING GRID

Pricing Level	Consolidated Leverage Ratio	Commitment Fee Rate	Eurodollar Rate	Letters of Credit	Base Rate
1	Less than 2.75 to 1.00	0.200%	1.250%	1.250%	0.250%
2	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.225%	1.375%	1.375%	0.375%
3	Greater than or equal to 3.50 to 1.00 but less than 4.25 to 1.00	0.275%	1.500%	1.500%	0.500%
4	Greater than or equal to 4.25 to 1.00	0.325%	1.750%	1.750%	0.750%

and (b) on the date and at all times after the Parent or the Borrower obtains a Public Debt Rating from either S&P or Moody’s, the percentages per annum set forth in the Ratings Based Pricing Grid below, based upon the Public Debt Ratings of the Parent:

RATINGS BASED PRICING GRID

Pricing Level	Public Debt Ratings S&P/Moody’s	Commitment Fee Rate	Eurodollar Rate	Letters of Credit	Base Rate
1	BBB+/Baa1 or higher	0.125%	1.125%	1.125%	0.125%
2	BBB/Baa2	0.175%	1.250%	1.250%	0.250%
3	BBB-/Baa3	0.200%	1.500%	1.500%	0.500%
4	BB+/Ba1or lower	0.250%	1.750%	1.750%	0.750%

From the Closing Date until the earlier of (i) the date the first Compliance Certificate is delivered pursuant to Section 6.01(c) or (ii) the date on which the Parent or Borrower obtains a Public Debt Rating from either S&P or Moody’s, the Applicable Rate in effect shall be determined based upon Pricing Level 1 of the Leverage Based Pricing Grid (subject to the proviso below if such Compliance Certificate is not delivered when due). Thereafter, to the extent neither the Parent nor the Borrower has obtained a Public Debt Rating from either S&P or Moody’s, the Applicable Rate shall be determined based upon the Compliance Certificate to be delivered pursuant to Section 6.01(c), until the date that the Parent or Borrower shall have obtained a Public Debt Rating from either S&P or Moody’s, on which date the Applicable Rate shall be determined as set forth in the Ratings Based Pricing Grid. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date that the Compliance Certificate is required to be delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate shall be determined based upon Pricing Level 4 of the Leverage Based Pricing Grid and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.

Each change in the Applicable Rate resulting from a publicly announced change in the Public Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the Public Debt Ratings from both S&P and Moody’s cease to be available, then the Applicable Rate shall be determined based upon Pricing Level 4 of the Rating Based Pricing Grid and shall continue to apply until the date that the Parent shall have obtained a Public Debt Rating from S&P and/or Moody’s, whereupon the Applicable Rate shall be adjusted based on the Public Debt Rating from S&P and/or Moody’s as set forth in the Rating Based Pricing Grid. If the Public Debt

Ratings from S&P and Moody’s reflect different Pricing Levels, then (i) in the event of a single level split, the higher Public Debt Rating will apply or (ii) in the event of a multiple level split, the Pricing Level will be based on the Public Debt Rating one level lower than the higher of the two Public Debt Ratings.

“Approved Fund” has the meaning specified in Section 10.07(h).

“Arrangers” means JPM and [TBD], in their capacity as joint lead arrangers and joint book runners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

“Availability Period” means the period from and including the Closing Date to the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted Eurodollar Rate for any day shall be based on the Adjusted Eurodollar Rate at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of any property by the Parent or any of its Subsidiaries, as lessee, that should, in accordance with GAAP (subject to Section 1.03(b)), be classified and accounted for as a capital lease on a consolidated balance sheet of the Parent and its Subsidiaries.

“Capital Stock” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer or L/C Issuers shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer or L/C Issuers.

“Cash Collateral”, in such context, shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the Laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the failure of (i) the Parent to own and control 100% of the Capital Stock of the Borrower, (ii) the General Partner to be the sole general partner of, and to Control, the Parent or (iii) Noble to own and control, directly or indirectly, at least 51% of the Voting Stock of the General Partner.

“Closing Date” means September [    ], 2016, which is the first date all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.03).

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, (a) with respect to each Lender listed on Schedule 2.01, the amount set forth opposite such Lender’s name on such Schedule, (b) with respect to any financial institution which becomes a Lender pursuant to Section 2.15, the amount of the Commitment extended by it as of the applicable Increase Effective Date and (c) with respect to any assignee which becomes a Lender pursuant to Section 10.07(b), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 10.07(b), in each case as such amount may be adjusted from time to time pursuant to this Agreement; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, subject to Section 1.03(c), an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period and without duplication, the aggregate amount of (i) Consolidated Interest Charges, (ii) Taxes based on or measured by income, (iii) depreciation and amortization expense, (iv) goodwill or other impairment charges and other non-cash charges, (v) non-recurring expenses, (vi) non-cash losses resulting from mark to market accounting of Swap Agreements, (vii) reasonable and customary out-of-pocket cash fees and expenses incurred in connection with the proposed or consummated incurrence or repayment of any Debt, Disposition, Investment or issuance of Capital Stock in a public offering (in each case in a transaction not prohibited by this Agreement), in an aggregate annual amount for all such transactions not to exceed $15,000,000 and (viii) one-time transaction expenses related to execution and delivery of this Agreement and the Transactions in an aggregate amount not to exceed $35,000,000, which will be added back in the fiscal year incurred, minus (c) to the extent included in calculating such Consolidated Net Income for such period and without duplication, the aggregate amount of all non-cash items and non-recurring gains. For the purposes of calculating Consolidated EBITDA, Consolidated Net Income and the expenses and other items described above shall be adjusted with respect to the portion of Consolidated Net Income and the portion of such expenses and other items which are attributable to any non-wholly owned Subsidiaries of the Parent, to reflect only the Parent’s pro rata ownership interest in such Subsidiaries. The calculation of Consolidated EBITDA may be subject from time to time to the pro forma adjustments described in Section 1.03(c).

“Consolidated Funded Debt” means, as of any date of determination, the outstanding Debt of the Parent and its Subsidiaries on a consolidated basis, excluding Debt described in clauses (d) and (g) (but only to the extent the Debt being Guaranteed does not constitute Consolidated Funded Debt) of the definition thereof and to the extent of undrawn letters of credit, clause (b) of the definition thereof.

“Consolidated Interest Charges” means, for any period determined on a consolidated basis for the Parent and its Subsidiaries, all cash interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to interest rate Swap Contracts) for such period, in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Charges for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Leverage Ratio Trigger Date” means the first date on which Consolidated EBITDA for the period of four consecutive fiscal quarters is equal to or greater than $135,000,000.00.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business, (d) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of operations for the relevant period(s) prepared in accordance with GAAP, (e) the income or loss of any Person other than a Subsidiary in which the Parent or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Parent or such Subsidiary in the form of cash dividends or similar cash distributions, or (f) any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Parent or another Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organizational Documents, any contractual obligation (other than this Agreement) or any applicable Law.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries minus the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.

“Contributed Business” means the assets, liabilities and operations contributed to the Parent or its Subsidiaries by Noble or its Subsidiaries, as applicable, in connection with the consummation of the IPO, as described in the Registration Statement.

“Contribution” means the direct or indirect transfer, in one or more transactions, by Noble and its Subsidiaries to the Parent of the Contributed Business.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the amount available to be drawn under all letters of credit (including standby and commercial) (other than letter of credit obligations relating to indebtedness included in Debt pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than current liabilities and trade payables incurred in the ordinary course of business in connection with the purchase of goods and services which are not greater than ninety (90) days past the due date therefor or which are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP);

(d) debt (excluding prepaid interest thereon) of another Person secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

(e) Capital Leases;

(f) to the extent required to be included on the Parent’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of the Parent shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or any Subsidiary of the Parent is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to the Parent or Subsidiary, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time, an interest rate equal to the interest rate applicable to the outstanding Obligations (inclusive of the Applicable Rate with respect thereto) plus two percent (2.00%).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days following the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuers, the Swing Line Lenders or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lenders or any other Lender in writing or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder, (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuers, the Swing Line Lenders and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by a Loan Party (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means the Parent, any Subsidiary of the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(i) of ERISA.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars then the Eurodollar Rate shall be the Interpolated Rate (provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Adjusted Eurodollar Rate (excluding a Base Rate Loan bearing interest by reference to the Adjusted Eurodollar Rate by virtue of clause (c) of the definition of Base Rate).

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a Lender hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” means each Fee Letter, dated as of September [    ], 2016, between the Administrative Agent and/or an Arranger, on the one hand, and Noble, on the other hand.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fresh Water Services Agreements” means those certain Second Amended and Restated Fresh Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Fresh Water Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lenders, such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” has the meaning specified in Section 10.07(h).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gas Gathering Agreements” means those certain Second Amended and Restated Gas Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Gas Gathering Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016.

“General Partner” means Noble Midstream GP LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Release Condition” means the requirement that either (i) four-quarter Consolidated EBITDA for each of the four mostly recently ended fiscal quarters (for which financial statements have been delivered pursuant to Section 6.01(a) or (b)) exceeds $250,000,000 or (ii) the Parent or the Borrower has received at least one Investment Grade Rating with a stable outlook or better.

“Guarantee Release Date” means the date on which the Guarantee Release Condition has been satisfied. If clause (i) of the Guarantee Release Condition is satisfied, the Guarantee Release Date shall be the date on which the applicable financial statements have been delivered pursuant to Section 6.01(a) or (b) and if clause (ii) of the Guarantee Release Condition is satisfied, the Guarantee Release Date shall be the date on which the Borrower delivers the applicable notice required by Section 6.01(h).

“Guarantors” means, collectively, the Parent, each direct or indirect wholly-owned Material Subsidiary existing on the Closing Date, any other direct or indirect wholly-owned Material Subsidiary that becomes a Guarantor pursuant to Section 6.10, and any other Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Guarantee Agreement” means the Guarantee Agreement executed by each Guarantor on the Closing Date, as amended, supplemented, restated or other modified form time to time.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning set forth in Section 2.15(b).

“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Information” has the meaning set forth in Section 10.08.

“Initial Financial Statements” means (i) the audited combined financial statements of the Parent’s predecessor and its Subsidiaries for the fiscal years ended December 31, 2014 and December 31, 2015 and (ii) the unaudited combined financial statements of the Parent’s predecessor and its Subsidiaries for the six months ended June 30, 2016, in each case as presented in the Registration Statement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (other than a Swing Line Loan), the first Business Day of each January, April, July and October and the Maturity Date; and (c) with respect to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or one week thereafter, or such other periods as agreed to by all of the relevant Lenders, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period applicable to any Eurodollar Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than one week) applicable to any Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (a) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Capital Stock of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person.

“Investment Grade Rating” means a Public Debt Rating of (a) a BBB- rating or higher from S&P or (b) a Baa3 rating or higher from Moody’s.

“IPO” means an initial registered public offering of common units representing limited partner interests in the Parent to the public pursuant to the Registration Statement which results in the common units representing limited partner interests in the Parent being traded on a national securities exchange.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning set forth in Section 2.03(g).

“JPM” means JPMorgan Chase Bank, N.A., and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit from an L/C Issuer resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means JPM, DNB Bank ASA, New York Branch, Bank of America, N.A. and Barclays Bank PLC, each in its capacity as an issuer of Letters of Credit hereunder, and any successor issuer of Letters of Credit hereunder.

“L/C Issuer Related Persons” means each L/C Issuer, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means those Lenders with a Commitment, or if the Commitments have been terminated pursuant to Section 8.02, Lenders holding the outstanding Loans, if any, and as the context requires, the Swing Line Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued on or after the Closing Date hereunder.

“Letter of Credit Application” means an application, an application and agreement, or other similar document in the nature of an application required by the applicable L/C Issuer, for the issuance or amendment of a Letter of Credit, in the form from time to time in use by such L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $100,000,000, as such amount may be reduced pursuant to Section 2.06. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Loan (including a Swing Line Loan).

“Loan Documents” means this Agreement, each Note, the Guarantee Agreement, the Fee Letters, each agreement creating or perfecting rights in Cash Collateral, and each other document executed by a Loan Party which contains a provision stating that it is a “Loan Document”.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, the Borrower, the Parent and the other Guarantors from time to time party to the Guarantee Agreement.

“Master Agreement” has the meaning set forth in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents, taken as a whole.

“Material Contracts” means (a) the Omnibus Agreement, (b) the Gas Gathering Agreements, (c) the Oil Gathering Agreements, (d) the Oil Treating Agreements, (e) the Produced Water Services Agreements (f) the Fresh Water Services Agreements, and (g) any other documents, agreements or instruments entered into between Noble or its Affiliates and any Loan Party or Subsidiary, which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loans) of the Parent and its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding the Threshold Amount.

“Material Disposition” means the Disposition by any Person, in a single transaction or in a series of related transactions, of either (a) property or assets constituting a business unit or division of such Person to another Person or (b) a majority or greater of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of a Subsidiary of such Person to another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of the Threshold Amount.

“Material Subsidiary” means any direct or indirect domestic Subsidiary of the Parent for which (a) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Parent and its Subsidiaries on a consolidated basis, or (b) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Parent and its Subsidiaries on a consolidated basis, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year.

“Materials” has the meaning specified in Section 6.01.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the effective date of any other termination, cancellation, or acceleration of all Commitments under this Agreement.

“Midstream Drop Down Acquisition” means the acquisition by any Loan Party or one or more of its Subsidiaries, in a single transaction or in a series of related transactions, of property or assets from Noble or its Subsidiaries so long as the property or assets being acquired are engaged or used (or intended to be used), as applicable, primarily in an activity that would generate qualifying income within the meaning of Section 7704(d) of the Code.

“Minimum Collateral Amount” means, at any time, an amount equal to 102% of the Fronting Exposure applicable to any Defaulting Lender with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Noble” means Noble Energy, Inc., a Delaware corporation.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of each Lender or all directly affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Note or a Swing Line Note.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of such Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oil Gathering Agreements” means those certain Second Amended and Restated Crude Oil Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Gathering Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016.

“Oil Treating Agreements” means those certain Third Amended and Restated Crude Oil Treating Agreements, dated effective as of March 31, 2016, consisting of the Third Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Treating Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries.

“Omnibus Agreement” means the Omnibus Agreement dated as of the date of this Agreement, by and between Noble, Borrower and the other parties named therein.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Parent, in substantially the form attached to the Registration Statement on the Closing Date, as modified from time to time in a manner not prohibited by this Agreement.

“Patriot Act” has the meaning set specified in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any member of the ERISA Group and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPM as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financial Statements” means the pro forma unaudited condensed combined financial statements of the Parent and its Material Subsidiaries for the fiscal year ended December 31, 2015 and for the six month period ended June 30, 2016, in each case, as presented in the Registration Statement.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitment at such time; provided that, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. When a Defaulting Lender shall exist, “Pro Rata Share” shall be calculated without including any Defaulting Lender’s Commitment. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on

Schedule 2.01 or, if such Lender becomes a Lender pursuant to Section 2.15, then in the applicable amendment to this Agreement giving effect to the applicable Increase Effective Date, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Produced Water Services Agreements” means those certain Second Amended and Restated Produced Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Produced Water Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016.

“Public Debt Ratings” means a rating to be based on the Parent’s or Borrower’s long-term senior unsecured non-credit enhanced debt ratings established by S&P and/or Moody’s.

“Qualified Acquisition” means an Acquisition or an Investment in any Subsidiary pursuant to Section 7.10 by the Parent or any Subsidiary, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions or such Investments by the Parent or any Subsidiary over the trailing twelve (12) month period, is greater than or equal to $25,000,000.

“Qualified Acquisition Period” means the period beginning on the date the Parent or any Subsidiary consummates a Qualified Acquisition and ending on the last day of the second full fiscal quarter following the fiscal quarter in which such Qualified Acquisition occurred.

“Qualified Project” means the construction or expansion of any capital project of the Parent or any of its Subsidiaries, the aggregate capital cost of which exceeds $20,000,000.

“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount (determined by the Parent in good faith in a commercially reasonable manner and certified by the chief financial officer of the General Partner, on behalf of the Parent) to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for the first twelve (12) month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer commitments and related contracts in connection with such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors deemed appropriate by the Administrative Agent), which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) thereafter, actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by Administrative Agent pursuant to paragraph (a) above as the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the full four fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by

Administrative Agent pursuant to paragraph (a) above for such fiscal quarter, the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in paragraph (a) above, such amount to be approved by the Administrative Agent, which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(A) no such additions shall be allowed with respect to any Qualified Project unless:

(1) not later than 30 days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the delivery of any certificate required by the terms and provisions of Section 6.01(c) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.02, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project; and

(2) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent;

(B) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Parent and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments); and

(C) for the avoidance of doubt the foregoing Consolidated EBITDA adjustments, shall be adjusted with respect to the portion of Consolidated EBITDA which would be attributable to any non-wholly owned Subsidiaries of the Parent, to reflect only the Parent’s pro rata ownership interest in such Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Registration Statement” means the Parent’s Form S-1 Registration Statement No. 333-207560, including the prospectus forming a part thereof and the exhibits filed therewith, initially filed publicly by the Parent with the SEC on October 22, 2015, as amended from time to time.

“Reimbursement Date” has the meaning set forth in Section 2.03(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the Aggregate Commitment or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate greater than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, executive vice president, senior vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of the General Partner, on behalf of the Parent, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Parent and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means the date that is the five year anniversary of the Closing Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon the average of at least two mid-market or other readily available commercially reasonable quotations provided by any leading dealer in such Swap Contracts (one of which may be a Lender or an Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Borrowing” means a Borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lenders” means JPM and Bank of America, N.A., each in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note made by the Borrower in favor of a Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means an amount equal to $60,000,000, as such amount may be reduced pursuant to Section 2.06. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Threshold Amount” means the greater of (a) $35,000,000 or (b) 10% of the Aggregate Commitment; provided, such amount shall not exceed $50,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans (including Swing Line Loans) and all L/C Obligations.

“Transactions” means, collectively, (i) the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (ii) the consummation of the IPO and (iii) the payment of fees and expenses in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(vi) Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c) Calculations. Notwithstanding anything in this Agreement to the contrary:

(i) For purposes of calculating compliance with the financial covenants set forth in Section 7.02, with respect to all Acquisitions, Investments in Subsidiaries permitted pursuant to Section 7.10 and Material Dispositions, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Funded Debt with respect to such newly acquired or Disposed assets shall be calculated on a pro forma basis as if such Acquisition, Investment or Material Disposition had occurred at the beginning of the applicable twelve month period of determination.

(ii) For purposes of calculating compliance with the financial covenants set forth in Section 7.02, Consolidated EBITDA may include, at Parent’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrower from time to time, in Dollars, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitment, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Loan Notice, appropriately completed and signed by or on behalf of the Borrower, which may be delivered via facsimile. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion or continuation of Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (iii) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (iv) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (v) the principal amount of Loans to be borrowed, converted or continued, (vi) the Type of Loans to be borrowed or to which existing Loans are to be converted and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify, each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding Section. Each Lender shall make the amount of the applicable Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Sections 4.01 and 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPM with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect a Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPM’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries; provided that (i) no L/C Issuer shall be obligated to make any L/C Credit Extension that would (i) result in the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by it to exceed $20,000,000 or (ii) result in the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by the L/C Issuers to exceed the Letter of Credit Sublimit; and provided further that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension (x) the Total Outstandings would exceed the Aggregate Commitment and (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit and, in the case of clauses (B) and (C) below no L/C Issuer shall issue any Letter of Credit, if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E) such Letter of Credit is (1) in an initial amount less than $100,000, (2) is to be denominated in a currency other than Dollars, or (3) is to be issued for a purpose other than to support surety bonds (including appeal bonds), worker’s compensation requirements and other general corporate purposes.

(iii) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under any of Sections 2.03(a)(ii)(B), (C) or (E)(2) or (3).

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by or on behalf of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the an L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Borrower will provide the Administrative Agent with a copy thereof upon the Administrative Agent’s request therefor. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment or a report containing information with respect thereto including the face amount of such Letter of Credit, the date of issuance or amendment and such other information as may be required by the Administrative Agent. The Administrative Agent shall give the Lenders notice of the issuance of any Letter of Credit and any amendment thereto.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse such L/C Issuer through the Administrative Agent by paying an amount equal to the amount of any drawing under a Letter of Credit not later than (A) if the Borrower shall have received notice of such drawing prior to 10:00 a.m. on any Business Day, then 2:00 p.m. on such Business Day or (B) otherwise, 11:00 a.m. on the Business Day immediately following the day that the Borrower receives such notice (each such date for reimbursement, a “Reimbursement Date”). If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (D) the existence of any claim, counterclaim, set-off, defense or other right that such Lender may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (E) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (F) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any L/C Issuer Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, any L/C Issuer Related Person, any Lender, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible to the Borrower for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, punitive or exemplary, damages suffered by the Borrower which damages have been determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account (A) a fronting fee with respect to each Letter of Credit issued by such L/C Issuer equal to 0.125% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided that in no event shall such fee be less than $500 during any quarter, and (B) customary fees for the issuance, presentation, amendment and other processing of Letters of Credit, and other standard costs and charges of such L/C Issuer relating to Letters of Credit as from time to time in effect. The fees pursuant to clause (A) shall be computed on a quarterly basis in arrears and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. The fees pursuant to clause (B) are due and payable on demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all Swing Line Loans made by each Swing Line Lender shall not exceed $20,000,000, (ii) the Outstanding Amount of all outstanding Swing Line Loans shall not exceed the Swing Line Sublimit, (iii) the Total Outstandings shall not exceed the Aggregate Commitment, and (iv) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan will be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to each applicable Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by each such Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the Swing Line Lender or the Swing Line Lenders that are requested to provide the requested Swing Line Borrowing, (ii) the amount to be borrowed from each such Swing Line Lender, which, in each case, shall be a minimum of $100,000 and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to each such Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by or on behalf of the Borrower. Promptly after receipt by each such Swing Line Lender of any telephonic Swing Line Loan Notice, each such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, each such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless a Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans made by such Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for a Loan for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitment and the conditions set forth in Section 4.02. Such Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of such Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of a Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of a Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by such Swing Line Lender. Until each Lender funds its Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of Swing Line Loans made by each Swing Line Lender directly to such Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (x) the date and amount of such prepayment and (y) the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender, as the case may be, of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, a notice of prepayment of all outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans in accordance with the Lenders’ Pro Rata Shares.

(b) The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans made by such Swing Line Lender in whole or in part without premium or penalty; provided that (i) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitment then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitment then in effect.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitment, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitment, and (iv) if, after giving effect to any reduction of the Aggregate Commitment, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitment, such Letter of Credit Sublimit or such Swing Line Sublimit shall be automatically reduced by the amount of such excess; provided further that, a notice of termination of the Aggregate Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date; provided that on each date that a Borrowing (other than a Swing Line Borrowing) is made, the Borrower shall repay all Swing Line Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to prepay all Swing Line Loans then outstanding on a pro rata basis.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) While any Event of Default exists, the Borrower shall (i) automatically, in the case of an Event of Default under any of Sections 8.01(a), (f) or (g) or (ii) upon the request of the Required Lenders, in the case of any other Event of Default, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, in each case to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitment exceeds the sum of (y) the Outstanding Amount of Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitment for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately (but not invoiced separately) for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Administrative Agent and/or the Lenders, as applicable, such other fees as may be set forth herein (including those set forth in Section 2.03(h) and 2.03(i)) or as shall have been separately agreed upon in writing (including pursuant to the Fee Letters) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans based on the prime commercial lending rate of the Administrative Agent shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders (or former Lenders), promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitment and the repayment of all other Obligations hereunder. The failure of any Swing Line Lender to make any Swing Line Loan required to be made by it shall not relieve any other Swing Line Lender of its obligations hereunder; provided that the commitments of the Swing Line Lenders are several and no Swing Line Lender shall be responsible for any other Swing Line Lender’s failure to make Swing Line Loans as required.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender, each L/C Issuer and each Swing Line Lender shall be evidenced by one or more accounts or records maintained by such Lender, such L/C Issuer or such Swing Line Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, each Swing Line Lender, each L/C Issuer and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders, the L/C Issuers and the Swing Line Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note which shall evidence such Lender’s Loans in addition to such accounts or records. Upon the request of any Swing Line Lender to the Borrower, the Borrower shall execute and deliver to such Swing Line Lender a Swing Line Note, which shall evidence the applicable Swing Line Loans made by such Swing Line Lender to the Borrower in addition to such accounts or records. Each Lender and each Swing Line Lender may attach schedules to its Revolving Note or its Swing Line Note, as applicable, and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent or any L/C Issuer hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each of the Lenders or such L/C Issuer, as the case may be, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or such L/C Issuer in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(ii) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Loans accruing interest at the Base Rate, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or make its payment under Section 9.05.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in the participations in L/C Obligations and Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, without interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any L/C Issuer or any Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the L/C Issuers and/or the Swing Line Lenders, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders (including the Swing Line Lenders), a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the applicable L/C Obligations and Swing Line Loans, to be applied pursuant to Section 2.14(b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, any L/C Issuer and any Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.16 in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the L/C Issuers and/or the Swing Line Lenders, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the L/C Issuers and the Swing Line Lenders that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral, the L/C Issuers and the Swing Line Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.15 Increase in Aggregate Commitment.

(a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders identified by the Borrower), the Borrower may from time to time during the term of this Agreement request an increase in the Aggregate Commitment to an amount not exceeding $700,000,000 (after giving effect to any such increase) at any time; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (ii) immediately before and after giving effect to such increase in the Aggregate Commitment, no Default or Event of Default shall have occurred and be continuing and (iii) after giving to such increase in the Aggregate Commitment (including any Borrowings to be made on the Increase Effective Date), the Parent shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.02. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees, in its sole discretion, to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees (including prior to, and in lieu of, inviting Lenders) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b) If the Aggregate Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall have provided to the Administrative Agent the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) copies of corporate resolutions certified by a Responsible Officer of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that Borrower’s incurrence of indebtedness hereunder in the amount of the Aggregate Commitment as increased pursuant to this Section 2.15 and with a maturity date of the Stated Maturity Date, has been duly authorized by all necessary corporate action, together with, upon request of the Administrative Agent, an opinion of counsel to the Borrower (which, as to certain matters as agreed by the Administrative Agent, may be internal counsel) to such effect and as to such other customary matters regarding the transactions contemplated by this Section 2.15 as the Administrative Agent may reasonably request, and

(ii) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the General Partner, on behalf of the Parent and a Responsible Officer of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, (or, if such representation speaks as of an earlier date, as of such earlier date), (B) no Default or Event of Default exists and (C) the Parent is in compliance, on a pro forma basis, with the financial covenants set forth in Section 7.02 hereof.

(c) The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Commitment under this Section.

(d) This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lenders hereunder; third, to Cash Collateralize the Fronting Exposure of the L/C Issuers and the Swing Line Lenders with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the L/C Issuers’ and the Swing Line Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such

Loans were made or the related Letters of Credit or Swing Line Loans were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Line Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Line Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender except as set forth in clause (C) below).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.03(h) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09 or Letter of Credit fee that would otherwise have been paid to any Defaulting Lender if it were not a Defaulting Lender, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuers and Swing Line Lenders, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent that the Defaulting Lender’s Fronting Exposure has been reallocated to the L/C Issuers’ or Swing Line Lenders’ Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrower or a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, within one Business Day following the Borrower’s receipt of notice from the Administrative Agent, (x) as to Swing Line Loans, repay Swing Line Loans in an amount equal to the Fronting Exposure applicable to the Defaulting Lender or, if such Swing Line Loans cannot be repaid, Cash Collateralize the Borrower’s obligations corresponding to the Fronting Exposure applicable to the Defaulting Lender in accordance with the procedures set forth in Section 2.14 and (y) as to Letters of Credit, Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to the Defaulting Lender in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held by the Lenders in accordance with their Pro Rata Shares of their respective Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Swing Line Lenders shall not be required to fund any Swing Line Loans and L/C Issuers shall not be required to issue, extend, renew or increase any Letter of Credit, unless the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, is satisfied that the related Fronting Exposure and the then outstanding Fronting Exposure applicable to the Defaulting Lender (x) will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or (y) Cash Collateral will be provided by the Borrower in accordance with Section 2.14, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(a)(iv) (and such Defaulting Lender shall not participate therein).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties, jointly and severally, shall indemnify each Recipient, within ten (10) days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender (which solely for purposes of this Section 3.01(f) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and

(y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) properly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form);

(4) properly completed and executed originals of IRS Form W-8EXP claiming an exemption from withholding Tax; or

(5) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.01(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and each L/C Issuer shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(h). The agreements in this Section 3.01(h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Adjusted Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Adjusted Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender, an L/C Issuer or such other Recipient setting forth the Change in Law giving rise to a claim for compensation under paragraph (a) or (b) of this Section, the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section (including an explanation in reasonable detail of the manner in which such amount or amounts was determined) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, such L/C Issuer or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment of principal or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (even if permitted to revoke such notice); or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts was determined) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING DATE AND TO CREDIT EXTENSIONS

4.01 Conditions of Closing and Initial Credit Extension. The obligation of each Lender to enter into this Agreement and make its initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the applicable Loan Party (or of the general partner, board of directors or other governing body, as applicable, of such Loan Party), each dated the Closing Date (unless otherwise specified) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement and the Guarantee Agreement, in such number as may be requested by counsel to the Administrative Agent;

(ii) for each Lender so requesting, (A) a Revolving Note executed by the Borrower in favor of such Lender and (B) a Swing Line Note executed by the Borrower in favor of such Swing Line Lender;

(iii) a certificate of a Responsible Officer of (A) each Loan Party (or of the general partner or sole member of such Loan Party) certifying as to the incumbency and genuineness of the signature of each Responsible Officer of such Loan Party (or the general partner or sole member of such Loan Party) executing the Loan Documents to which such Loan Party is a party and certifying that attached thereto is a true, correct and complete copy of (1) the certificate or articles of limited partnership, formation or incorporation, as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (2) the limited partnership agreement, operating agreement, bylaws or other governing document, as applicable, of such Loan Party as in effect on the Closing Date and (3) resolutions duly adopted by the general partner, board of directors, or other governing body, as applicable, of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (B) the General Partner, certifying that attached thereto is a true, correct and complete copy of (1) the certificate of organization of the General Partner and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization and (2) the limited liability company agreement of the Parent as in effect on the Closing Date;

(iv) certificates as of a recent date setting forth the good standing of each Loan Party under the Laws of (A) its jurisdiction of organization and (B) each other jurisdiction in which the failure to be qualified to do business in such jurisdiction would reasonably be expected to have a Material Adverse Effect;

(v) an opinion of Andrews Kurth LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in each case as to such customary matters regarding the transactions contemplated herein as the Administrative Agent or its counsel may reasonably request, which opinion shall permit reliance thereon by assignees permitted by Section 10.07(b), subject to customary conditions;

(vi) a certificate of a Responsible Officer of the General Partner, on behalf of the Parent, certifying (A) that the representations and warranties of the Loan Parties contained in Article V are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date, (B) that no Default exists or would result from the execution of this Agreement, (C) since December 31, 2015, there has not occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect and (D) to the matters set forth in Section 4.01(b), Section 4.01(d) and Section 4.01(g);

(vii) a certificate signed by the chief financial officer of the General Partner or another Responsible Officer of the General Partner primarily responsible for the financial affairs of the Parent, on behalf of the Parent, certifying that on and as of the Closing Date, after giving effect to the Transactions, the Parent and its Subsidiaries are Solvent on a consolidated basis;

(viii) UCC search certificates in each jurisdiction reasonably requested by the Administrative Agent or its counsel, in each case reflecting no Liens on the property of the Parent and its Subsidiaries other than Liens permitted pursuant to Section 7.01;

(ix) the Initial Financial Statements and the Pro Forma Financial Statements.

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lenders or the Required Lenders reasonably may require; and

(b) The Parent shall have received all material governmental, partner and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Transactions and the other transactions contemplated hereby, and such consents and approvals shall be in full force and effect and all applicable waiting periods and appeal periods shall have expired.

(c) There shall not have occurred any event, change, occurrence or circumstance since December 31, 2015 that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The IPO shall have been consummated in accordance with the Registration Statement as in effect on the Closing Date in all material respects, without any amendment, supplement or modification thereto that is materially adverse to the interest of the Lenders, and shall have resulted in the Parent receiving gross cash proceeds of at least $200,000,000.

(e) Any fees and expenses (including Attorney Costs) required to be paid in connection with the Loan Documents and for which invoices have been presented at least one Business Day prior to the Closing Date shall have been paid.

(f) The Borrower shall have provided to the Administrative Agent and the Lenders evidence that the Parent and its Subsidiaries are carrying the insurance required to be maintained under Section 6.03(b).

(g) After giving effect to the Transactions on the Closing Date, neither the Parent nor any of its Subsidiaries shall have any material Debt for borrowed money other than Debt under this Agreement.

(h) The Parent and the Borrower shall have provided to the Administrative Agent and the Lenders, to the extent requested at least five Business Days prior to the Closing Date, with respect to the Parent, the Borrower and the other Guarantors, (i) the documentation and other information requested by the Administrative

Agent and any Lender in order to comply with the requirements of the Patriot Act, (ii) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (iii) all anti-money laundering documentation reasonably requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the effectiveness of this Agreement specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Parent or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 10.03) at or prior to 5:00 p.m. on October 15, 2016 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type or (ii) a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party set forth in Article V and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension (or, if such representation speaks as of an earlier date, as of such earlier date).

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type or (ii) a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lenders as of the Closing Date and thereafter as of each date required by Section 4.02 and as of any other date as agreed by a Loan Party:

5.01 Corporate Existence and Power. The General Partner is the sole general partner of the Parent. Each Loan Party and each Subsidiary is a corporation, partnership or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all organizational powers and all material Authorizations required to carry on its business as now conducted. Each Loan Party and each Subsidiary is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; No Contravention; No Default. The Transactions, including the Borrower’s incurrence of Debt hereunder, and the execution, delivery and performance by the Loan Parties of each Loan Document to which such Person is a party, (a) are within the corporate or other organizational powers of such Person, (b) have been duly authorized by all necessary corporate or other organizational action, (c) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained and any reports required to be filed by such Person with the SEC), (d) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation or of any Organization Documents of such Person or (ii) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Parent or any of its Subsidiaries, or result in the creation or imposition of any Lien on any asset of such Person or any of its Subsidiaries that is not permitted hereunder. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, the transactions contemplated by this Agreement or any other Loan Document.

5.03 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a valid and binding obligation of each Loan Party that is party thereto, in each case, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.04 Financial Information.

(a) The Initial Financial Statements (i) present fairly, in all material respects, the combined financial position and results of operations and cash flows of the Parent’s predecessor and its Subsidiaries on a consolidated basis as of such dates and for such periods in conformity with GAAP and (ii) show, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Parent’s predecessor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b) The Pro Forma Financial Statements were prepared in good faith on the basis of assumptions, data, information, tests or conditions believed to be reasonable at the time such Pro Forma Financial Statements were furnished. The Pro Forma Financial Statements fairly present in all material respects the financial position of the Parent and its Subsidiaries on a consolidated basis as of date thereof and after giving effect to the Transactions and were prepared in a manner consistent with GAAP (except as otherwise noted therein) consistently applied.

(c) The financial information delivered to the Lenders pursuant to Sections 6.01(a) and (b) (i) fairly presents, in all material respects, in conformity with GAAP, the financial position of the Parent and its Subsidiaries as of such date and their consolidated results of operations and cash flows as of such date (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes), and (ii) shows, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(d) Since the later of the date of (i) December 31, 2015 or (ii) the most recent audited financial statements delivered pursuant to Section 6.01(a)(i), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.05 Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Parent or the Borrower, threatened against or affecting, the Parent or any of its Subsidiaries before any Governmental Authority (a) relating to this Agreement or the Transactions or (b) which could reasonably be expected to have a Material Adverse Effect.

5.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding

Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07 Environmental Matters. In the ordinary course of its business, the Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Parent or any of its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any Authorizations, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Parent has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has failed to comply with any Environmental Laws or to obtain any obtain, maintain or comply with any Authorization under any Environmental Laws, except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. The Parent and its Subsidiaries have properly and timely filed all United States Federal and state income tax returns and all other material tax returns which are required to have been filed by them, and have paid all taxes due and payable by them pursuant to such returns or pursuant to any material assessment received by the Parent and its Subsidiaries (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the applicable Person). The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Parent, adequate.

5.09 Subsidiaries. Set forth on Schedule 5.09 is a complete and accurate list as of the Closing Date each of the Parent’s Subsidiaries (other than the Borrower), together with its jurisdiction of formation and the Parent’s direct or indirect percentage ownership therein.

5.10 Regulatory Restrictions on Borrowing; Margin Regulations.

(a) None of the Parent, any Person Controlling the Parent, the Borrower or any Subsidiary of the Parent is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock. No part of the proceeds of any Credit Extension will be used for any purpose which violates the provisions of Regulations T, U or X of the FRB.

5.11 Full Disclosure. No statement, information, report, representation, or warranty (collectively, the “Information”) made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender in writing by or on behalf of any Loan Party in connection with any Loan Document (as modified or supplemented by other Information so furnished), taken as a whole, contains, as of the date such Information was furnished (or, if such Information expressly relates to a specific date, as of such specific date) any untrue statement of a material fact or omits, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

5.12 Compliance with Laws. The Parent and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, the Code), except where (a) such failure to comply could not have or be reasonably expected to have a Material Adverse Effect or (b) the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings and the failure to comply during such time could not have or be reasonably expected to have a Material Adverse Effect.

5.13 Contribution and IPO. Each of the Material Contracts and each other material agreement and document (including schedules and exhibits thereto) relating to the Contribution and the IPO (i) is consistent in all material respects with the description thereof in the Registration Statement and (ii) has been duly executed and delivered by each Loan Party and each Subsidiary party thereto and constitutes the legal, valid and binding obligation of each Loan Party and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect.

5.14 Ownership of Property; No Liens; Insurance. Each of the Parent and its Subsidiaries have good record and indefeasible title in fee simple to, or valid leasehold interests in, or a valid easement estate in, all real property, and good title to all material personal property, in each case necessary or used in the ordinary conduct of its business, except for defects that, individually or in the aggregate, (i) do not materially interfere with the ordinary conduct of its business or (ii) could not reasonably be expected to result in a Material Adverse Effect. None of such property is subject to any Lien, except for Liens permitted by Section 7.01. The Parent and each of its Subsidiaries are insured in the manner required pursuant to Section 6.03(b).

5.15 Solvency. The Parent and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

5.16 Patriot Act. Each of the Parent, the Borrower and their respective Subsidiaries are in compliance in all material respects with the material provisions of the Patriot Act, and each such Person has provided to the Administrative Agent and the Lenders all information related to it (including but not limited to its name, address and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent that is required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

5.17 Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and each such Person’s directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (and such policies and procedures are applicable to such directors, officers, employees and agents of Noble that serve as the directors, officers, employees and agents of the Parent, the Borrower and their respective Subsidiaries), and the Parent, the Borrower, their respective Subsidiaries and each such Person’s officers and employees (or, as applicable, the officers and employees of Noble that serve as the officers and employees of the Parent, the Borrower and their respective Subsidiaries), and to the knowledge of the Parent and the Borrower, any director and agent of the Parent, the Borrower and their respective Subsidiaries (or, as applicable, the directors and agents of Noble that serve as the directors and agents of the Parent, the Borrower and their respective Subsidiaries), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower or their respective Subsidiaries, or to the knowledge of the Parent or the Borrower, any of their respective directors, officers or employees (or, as applicable, the directors, officers and employees of Noble that serve as the directors, officers and employees of the Parent, the Borrower and their respective subsidiaries) or (b) to the knowledge of the Parent or the Borrower, any agent of the Parent, the Borrower and their respective Subsidiaries (or, as applicable, any agent of Noble that serves as an agent of the Parent, the Borrower and their respective subsidiaries) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit or use of proceeds therefrom will violate Anti-Corruption Laws or applicable Sanctions.

5.18 Compliance with Material Agreements. The Parent and each of its Subsidiaries is, and, to the knowledge of the Parent, Noble and its Subsidiaries are, in compliance with each Material Contract and no defaults exist thereunder, except where such non-compliance or such defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.19 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Loan Parties agree and covenant that, so long as any Lender has any Commitment hereunder, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner acceptable to the Administrative Agent and the applicable L/C Issuer or other arrangements with respect thereto have been made that are satisfactory to the Administrative Agent and such L/C Issuer) or any Obligation payable hereunder remains unpaid:

6.01 Information; Notices of Material Events. The Parent and/or Borrower, as applicable, will deliver to the Administrative Agent and each Lender:

(a) as soon as available, and in any event within the earlier of (i) ninety (90) days after the end of each fiscal year of the Parent and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in partners’ capital for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (and which shall include, for the avoidance of doubt, a reconciliation of the net income and EBITDA attributable to the non-controlling interest in any Subsidiary that is not wholly-owned by the Loan Parties, in each case in the same or similar manner as set forth in the Registration Statement or otherwise reasonably acceptable to the Administrative Agent) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Parent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, and in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Parent and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year (and which shall include, for the avoidance of doubt, a reconciliation of the net income and EBITDA attributable to the non-controlling interest in any Subsidiary that is not wholly-owned by the Loan Parties, in each case in the same or similar manner as set forth in the Registration Statement or otherwise reasonably acceptable to the Administrative Agent), all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Parent;

(c) on or before the applicable date on which the related financial certificates are required to be delivered pursuant to clause (a) or (b) above, as applicable, a certificate of a Responsible Officer of the General Partner, on behalf of the Parent, substantially in the form of the Compliance Certificate attached hereto, including a complete and accurate list, as of the last day of the period covered by such financial statements, of each of the Parent’s Subsidiaries, together with its jurisdiction of formation and the Parent’s direct or indirect percentage ownership therein and, until the Guarantee Release Date, whether it is a Material Subsidiary;

(d) promptly (and in any event within five Business Days) after any officer of the General Partner, on behalf of the Parent, or of the Borrower or any other Loan Party, obtains actual knowledge thereof (i) of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Parent and/or the Borrower is taking or proposes to take with respect thereto and (ii) of any other event, circumstance or development (including any environmental matters and/or litigation or governmental proceedings pending against the Parent and its Subsidiaries) that would reasonably be expected to result in a Material Adverse Effect;

(e) promptly upon the mailing thereof to the unitholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent shall have filed with the SEC;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Parent, setting forth details as to such occurrence and action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan, which in the case of each of clauses (i), (ii), (iii) and (viii) above, could cause one or more members of the ERISA Group to incur liability;

(h) promptly upon any announcement by S&P or Moody’s of any issuance of or change in a Public Debt Rating of the Parent, notice of such issuance or change;

(i) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(j) from time to time, such additional information regarding the financial position or business of the Parent and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Parent’s or Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which the Borrower notifies (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Information required to be delivered pursuant to this Section 6.01 may also be delivered by facsimile or electronic mail pursuant to procedures approved by the Administrative Agent. Except for Compliance Certificates required by Section 6.01(c), the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any request for delivery of such documents, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower or the Parent hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent and the Borrower hereby agree that (w) all Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Materials as not containing any material non-public information with respect to the Parent or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02 Payment of Taxes and Obligations. Each Loan Party will, and will cause each of its respective Subsidiaries to, pay or discharge its material obligations, including material Tax liabilities, before the same shall become delinquent, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.03 Maintenance of Property; Insurance.

(a) Each Loan Party will keep, and will cause each of its respective Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Parent will, and will cause each of its respective Subsidiaries to, maintain or caused to be maintained with insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by A.M. Best Company or “BBB-” or better by Standard & Poors or an equivalent rating from another recognized rating agency, insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies engaged in a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04 Conduct of Business and Maintenance of Existence. Each Loan Party will preserve, renew and keep in full force and effect, and will cause each of its respective Subsidiaries to preserve, renew and keep in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of its organization and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 6.04 shall prohibit a transaction permitted pursuant to Section 7.05.

6.05 Compliance with Laws. Each of the Loan Parties will comply, and cause each of its respective Subsidiaries to comply, in all material respects with all applicable material Laws and requirements of Governmental Authorities (including, without limitation, Environmental Laws, the Patriot Act and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings or could not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (and such policies and procedures will be applicable to such directors, officers, employees and agents of Noble that serve as the directors, officers, employees and agents of the Parent and its Subsidiaries).

6.06 Inspection of Property, Books and Records. Each Loan Party will keep, and will cause its respective Subsidiaries to keep, proper books of record and account in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities to the extent required by GAAP or applicable Law; and will permit, and will cause each of its respective Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, however, that if an Event of Default has occurred and is continuing, any visit and inspection by a Lender shall be at the sole expense of the Borrower.

6.07 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Loan Parties (i) to pay fees and expenses in connection with the Transactions and (ii) for working capital, capital expenditures, Acquisitions, dividends, distributions, unit repurchases, and other lawful corporate, limited liability company or partnership purposes of the Parent and its Subsidiaries.

6.08 Governmental Approvals and Filings. Each Loan Party will, and will cause each of its respective Subsidiaries to, keep and maintain in full force and effect all action by or in respect of, or filing with, any Governmental Authority necessary in connection with (a) the execution and delivery of this Agreement, or any Note issued hereunder by the Borrower, (b) the consummation of the Transactions, (c) the performance of or compliance with the terms and conditions hereof or thereof by the Parent and its Subsidiaries, or (d) any other actions required to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

6.09 Material Contracts. Each Loan Party will, and will cause each of its respective Subsidiaries to, perform and observe all the terms and provisions of, and comply with, each Material Contract to be performed or observed by it, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to enforce its rights and remedies under the Material Contracts (other than with respect to immaterial notice and information rights the non-enforcement of which the Loan Parties and their Subsidiaries determine in good faith do not have an adverse effect on their ordinary course of business), including rights with respect to indemnities, cost reimbursements and purchase price adjustments, in a manner consistent with, and to the same extent that, it would do so in an arms’-length transaction with an unrelated third party.

6.10 Guarantee Matters.

(a) Within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) after the acquisition or formation of any wholly-owned Material Subsidiary (including upon a wholly-owned non-Material Subsidiary becoming a Material Subsidiary), the Parent shall cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Guarantee Agreement and (ii) deliver to the Administrative Agent (A) documents of the types referred to in Sections 4.01(a)(iii) and (iv) and (B) favorable opinions of counsel to such Person (which, as to certain matters as agreed to by the Administrative Agent, may be internal counsel and which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no less than wholly-owned Material Subsidiary existing on or after the Closing Date shall be required to become a Guarantor hereunder until such time as such Subsidiary becomes a wholly-owned Material Subsidiary.

(b) If any Subsidiary that is not already a Loan Party guarantees any Debt of the Borrower or the Parent, then that Subsidiary shall become a guarantor of the Obligations and shall deliver a joinder to the Guarantee Agreement to the Administrative Agent within ten (10) Business Days of the date on which it guaranteed such Debt, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) On and after the Guarantee Release Date, the Loan Parties shall not be required to comply with the requirements of Section 6.10(a) and each Guarantor that is a Material Subsidiary shall be automatically released from its obligations under the Guarantee Agreement; provided, that, (i) no Default or Event of Default has occurred and is continuing or would result from such release, (ii) such Guarantor is not then a guarantor of any other Debt of the Borrower or the Parent, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate, executed by a Responsible Officer of the Borrower, confirming that the conditions to release set forth in this Section have been satisfied.

(d) If the conditions set forth Section 6.10(b) requiring such Subsidiary to be a Guarantor no longer exist, then such Subsidiary shall be automatically released from its obligations under the Guarantee Agreement; provided, that, (i) no Default or Event of Default has occurred and is continuing or would result from such release and (ii) the Borrower shall have delivered to the Administrative Agent a certificate, executed by a Responsible Officer of the Borrower, confirming that the conditions to release set forth in this Section have been satisfied.

(e) In connection with any release pursuant to this Section, the Administrative Agent is hereby authorized to execute and deliver, and agrees to promptly execute and deliver, such documents as the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

6.11 Subsidiaries. With respect to each non-wholly owned direct or indirect Subsidiary of the Parent: (a) to the extent such Subsidiary is a limited partnership, 100% of the general partnership interests in such Subsidiary shall be directly owned by the Parent or a wholly-owned Subsidiary of the Parent and (ii) in all cases, the Parent or a wholly-owned Subsidiary of the Parent shall Control such Subsidiary.

ARTICLE VII

NEGATIVE COVENANTS

The Loan Parties agree and covenant that, so long as any Lender has any Commitment hereunder, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner acceptable to the Administrative Agent and the applicable L/C Issuer or other arrangements with respect thereto have been made that are satisfactory to the Administrative Agent and such L/C Issuer) or any Obligation payable hereunder remains unpaid:

7.01 Liens. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not past due for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens of landlords (other than to secure Debt) and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not past due for more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d) Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than obligations under Swap Contracts) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(g) leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(h) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement, including, without limitation, operating leases;

(i) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(j) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) Liens of sellers of goods to the Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l) Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a);

(m) Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business; provided that such Liens do not secure Debt;

(n) rights of first refusal entered into in the ordinary course of business;

(o) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Parent or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(p) Liens on cash margin collateral, deposits or securities required by any Person with whom the Parent or any of its Subsidiaries enters into a Swap Contract, to the extent such Swap Contracts are entered into in accordance with Section 7.13; provided that the aggregate value of cash and other assets subject to such Liens shall not at any time exceed $25,000,000;

(q) Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(r) Liens on Capital Stock of joint ventures and Persons that are not Affiliates of the Parent or its Subsidiaries (in each case only to the extent such joint ventures or Persons do not constitute Subsidiaries) securing Debt of such joint venture or Person;

(s) Liens securing Debt permitted by Section 7.09(h); provided that (i) such Lien shall be created within 90 days of the acquisition, repair, improvement or lease, as applicable, of the related property, (ii) such Lien shall not apply to any property of the Parent or any Subsidiary other than the property financed by such Debt and proceeds thereof, (iii) the principal amount of Debt secured thereby is not increased and (iv) the principal amount of the Debt secured by such Lien shall not exceed 100% of the cost of acquiring, repairing, improving or leasing such property;

(t) any easement, exceptions or reservations in any property or assets granted or reserved for the purpose of pipelines, roads, the removal of oil, gas or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment that are incidental to, and do not materially interfere with the ordinary conduct of the Parent’s and/or its Subsidiaries’ business;

(u) prior to the Guarantee Release Date, Liens granted by the Loan Parties not otherwise permitted by the foregoing clauses of this Section securing Debt of the Loan Parties in an aggregate principal amount not exceeding $50,000,000 at the time of creation, incurrence or assumption of such Lien; and

(v) on and after the Guarantee Release Date, Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of the Loan Parties and/or their respective Subsidiaries in an aggregate principal amount not exceeding 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien.

7.02 Financial Covenants.

(a) The Consolidated Leverage Ratio, as of the end of each fiscal quarter of the Parent (beginning with September 30, 2016), shall be (i) before the Consolidated Leverage Ratio Trigger Date, less than or equal to 4.00 to 1.0; provided, that, in the case of this clause (i), during a Qualified Acquisition Period, the Consolidated Leverage Ratio shall be less than or equal to 4.50 to 1.0 and (ii) on and after the Consolidated Leverage Ratio Trigger Date, less than or equal to 5.00 to 1.0; provided, that, in the case of this clause (ii), during a Qualified Acquisition Period, the Consolidated Leverage Ratio shall be less than or equal to 5.50 to 1.0.

(b) The Consolidated Interest Coverage Ratio, as of the end of each fiscal quarter of the Parent (beginning with September 30, 2016), shall not be less than 3.00 to 1.0.

7.03 Transactions with Affiliates. A Loan Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction (including the amendment, restatement, supplement or other modification to, or waiver of any rights under, any Material Contract the effect of which is material or adverse to a Loan Party or any Subsidiary or their respective rights thereunder, or the entry into any new Material Contract) with, any officer, director, employee or Affiliate (other than a Loan Party) (each such Person, an “Affiliated Person”) unless any such transactions between a Loan Party or its Subsidiaries, on the one hand, and any Affiliated Person, on the other hand, shall be on an arm’s-length basis and on terms no less favorable to such Loan Party or such Subsidiary than could have been obtained from a third party who was not an Affiliated Person; provided, that the foregoing provisions of this Section shall not prohibit (a) Restricted Payments permitted pursuant to Section 7.04, (b) a Loan Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business to the extent permitted pursuant to Section 7.09 and Section 7.10, (c) transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s-length basis and are on terms as favorable as could have been obtained from a third party, (d) non-material transactions with Noble or its Subsidiaries, or Subsidiaries of the Parent that are not Loan Parties, that are entered into in the ordinary course of business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, such transaction is entered into in good faith and such transaction is in the best interests of the Parent and its Subsidiaries, taken as a whole, (e) (i) Midstream Drop Down Acquisitions made pursuant to Section 7.10(e)(i), (ii) Investments in Subsidiaries existing on the Closing Date made pursuant to Section 7.10(h) and (iii) Investments in other Subsidiaries to the extent permitted pursuant to Section 7.10, in each case not prohibited by the Partnership Agreement so long as (A) no Default or Event of Default then exists or would result therefrom and (B) the Loan Parties are in pro forma compliance with Section 7.02 after giving effect to such transaction, (f) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters, (g) transactions approved by the conflicts committee of the General Partner in accordance with the Partnership Agreement, (h) transactions involving any employee benefit or compensation plans or related trusts of the Loan Parties or a Subsidiary, (i) the payment of reasonable compensation, fees and expenses (as determined by the applicable Loan Party) to, and indemnity provided on behalf of, the General Partner and directors, employees and officers of the General Partner, the Parent or any Subsidiary, (j) transactions pursuant to any contract in existence on the Closing

Date and set forth on Schedule 7.03 (without giving effect to any amendment, waiver or modification thereto that is materially adverse to the Lenders) and (k) the IPO and all transactions contemplated by the IPO in each case occurring on or about the Closing Date.

7.04 Restricted Payments. No Loan Party will, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) a Subsidiary (other than the Borrower) may declare and make Restricted Payments to the Borrower (with respect to any non-wholly owned Subsidiary, ratably to its owners in accordance with their respective ownership interests);

(b) the Parent and each Subsidiary may declare and make Restricted Payments solely in the Capital Stock of such Person and the Parent may issue common Capital Stock upon the conversion of subordinated or any other class of Capital Stock;

(c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire its Capital Stock with the proceeds received from the substantially concurrent issue of new Capital Stock;

(d) the Parent may make Restricted Payments to Noble or its Subsidiaries on the Closing Date as described in the “Use of Proceeds” section in the Registration Statement; and

(e) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Parent is in pro forma compliance with Section 7.02(a), in each case on the date of declaration thereof, the Borrower may declare and pay Restricted Payments in cash to the Parent, and the Parent may declare and pay Restricted Payments in cash to the holders of its Capital Stock to the extent not prohibited by the Partnership Agreement, in each case no later than 60 days after such date of declaration.

7.05 Mergers and Fundamental Changes. A Loan Party will not, nor will it permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that: (i) a Person (including a Subsidiary of the Parent but not the Borrower or the Parent) may be merged or consolidated with or into the Parent or the Borrower so long as (A) in the case of a transaction to which the Borrower is a party, the Borrower shall be the continuing or surviving entity, (B) in the case of a transaction to which the Parent is a party, the Parent shall be the continuing or surviving entity, (C)no Default or Event of Default shall exist or be caused thereby, and (D) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Subsidiary of the Parent (other than the Borrower) may merge with or into another Subsidiary of the Parent or any other Person, provided that if one of such Subsidiaries is a Guarantor, the surviving entity must be a Guarantor, and (iii) any Subsidiary of the Parent (other than the Borrower) may liquidate, wind up or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders; and (iv) any Investments and Dispositions otherwise permitted by this Agreement shall be permitted.

7.06 Change in Nature of Business. The Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business other than the midstream oil and gas business or any business substantially related or incidental thereto.

7.07 Use of Proceeds. The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, for a purpose that entails a violation of Regulation T, U or X of the FRB. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that the Parent and its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.08 Dispositions. No Loan Party will, nor will it permit its Subsidiaries to make any Disposition except:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of assets no longer used or useful in the conduct of business of a Loan Party and its Subsidiaries that are Disposed of in the ordinary course of business;

(c) Dispositions of assets solely among the Loan Parties and/or any Subsidiary; provided that if the transferor of such assets is a Loan Party, the transferee thereof must be a Loan Party;

(d) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(e) (i) Dispositions of licenses, sublicenses, leases or subleases or (ii) releases of rights of first refusal or rights of first offer held by the Parent or its Subsidiaries, in each case under this clause (e) not interfering in any material respect with the business of the Parent and its Subsidiaries;

(f) Dispositions of cash or Cash Equivalents in the ordinary course of business;

(g) Dispositions in which: (i) the assets being disposed of are exchanged for replacement assets of the same or substantially similar value which are useful in the ordinary course of business of the Parent and its Subsidiaries or (ii) the net proceeds thereof are either (A) reinvested within 365 days from such Disposition in assets to be used in the ordinary course of the business of the Parent and its Subsidiaries and/or (B) used to permanently reduce the Aggregate Commitment on a dollar for dollar basis;

(h) Dispositions permitted by Sections 7.04, 7.05 (excluding clause (iii) thereof), and 7.10;

(i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party or any Subsidiary; and

(j) other Dispositions not exceeding in the aggregate, for all Loan Parties and their Subsidiaries, 35% of Consolidated Net Tangible Assets over the term of this Agreement, measured as of the date of each Disposition effected pursuant to this clause (j) (in each case using the financial statements most recently delivered pursuant to Section 6.01(a) or (b)).

7.09 Debt. No Loan Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Debt except:

(a) Debt pursuant to this Agreement;

(b) Investments permitted under Section 7.10 that would constitute Debt;

(c) Debt in an aggregate outstanding principal amount not to exceed $5,000,000 incurred in connection with Capital Leases existing as of the Closing Date and set forth on Schedule 7.09;

(d) Debt in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(e) Debt of (i) a Loan Party owing to another Loan Party, (ii) a Loan Party owing to a Subsidiary that is not a Loan Party, so long as such Debt is evidenced by an intercompany note and subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, and (iii) to the extent permitted by Section 7.10, any Subsidiary that is not a Loan Party owing to a Loan Party;

(f) all obligations of such Person arising under letters of credit (including standby and commercial); provided, that, prior to the Guarantee Release Date, such Debt may only be incurred by the Loan Parties;

(g) Debt of any Person that becomes a Subsidiary after the Closing Date, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; and Debt secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary; and Debt refinancing (but not increasing the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) the Debt described in this clause (g); provided that (i) prior to the Guarantee Release Date, (A) the Parent shall be in compliance, on a pro forma basis, with the Consolidated Leverage Ratio after giving effect to the incurrence of such Debt and any Debt then being incurred under Section 7.09(j) and (B) such Subsidiary becomes a Loan Party within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) after the acquisition of such Subsidiary or such property and (ii) on and after the Guarantee Release Date, such Debt, when aggregated with all Debt then outstanding or then being incurred under Section 7.09(k), does not exceed 15% of Consolidated Net Tangible Assets after giving effect to such Debt (measured as of the date of incurrence using the financial statements most recently delivered pursuant to Section 6.01(a) or (b));

(h) Debt incurred in connection with Capital Leases and purchase money Debt in an aggregate outstanding principal amount not to exceed $25,000,000 at any time; provided, that, prior to the Guarantee Release Date, such Debt may only be incurred by the Loan Parties;

(i) all Guarantees otherwise permitted by this Agreement, including Guarantees of Debt permitted to be incurred under this Section; provided, that, prior to the Guarantee Release Date, such Guarantees may only be incurred by the Loan Parties;

(j) other Debt incurred by the Loan Parties; provided that after giving effect to the incurrence of such Debt and the aggregate principal amount of Debt then being incurred under Section 7.09(g)(i), the Parent shall be in compliance, on a pro forma basis, with the Consolidated Leverage Ratio; and

(k) on and after the Guarantee Release Date, other Debt incurred by Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of such Debt, when aggregated with all Debt then outstanding or then being incurred under Section 7.09(g), does not exceed 15% of Consolidated Net Tangible Assets after giving effect to the incurrence of such Debt (measured as of the date of incurrence using the financial statements most recently delivered pursuant to Section 6.01(a) or (b)).

7.10 Investments. No Loan Party will, nor will it permit its Subsidiaries to, make any Investments, except:

(a) Investments held by a Loan Party or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth on Schedule 7.10 and any Investments consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date;

(c) Investments in any Person that is a Loan Party prior to or contemporaneously with giving effect to such Investment;

(d) Investments by any Subsidiary of the Parent that is not a Loan Party in any other Subsidiary of the Parent that is not a Loan Party;

(e) (i) Investments in connection with Midstream Drop Down Acquisitions, provided that (A) such acquisition shall be made for fair value (as reasonably determined by the chief financial officer, chief accounting officer or chief executive officer of the Parent) and (B) such acquisition is otherwise on terms and conditions that are fair and reasonable to the Loan Parties and their Subsidiaries (as reasonably determined by the chief financial officer, chief accounting officer or chief executive officer of the Parent), taking into account the totality of the relationship between the Parent and its Subsidiaries, on the one hand, and Noble and its Subsidiaries, on the other; and (ii) other Acquisitions of property or assets to be used (or intended to be used) primarily in an activity that would generate qualifying income within the meaning of Section 7704(d) of the Code, from sellers other than Noble and/or its Subsidiaries.

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(g) Investments in connection with cash margin collateral, deposits or securities permitted under Section 7.01(p);

(h) Investments after the Closing Date by any Loan Party in any Subsidiary existing on the Closing Date; provided that such Investments shall otherwise comply with Section 7.03; and

(i) other Investments in an aggregate amount not to exceed, at any one time outstanding, an amount equal to the greater of $15,000,000 and 3% of Consolidated Net Tangible Assets.

Notwithstanding the foregoing, upon the Parent or the Borrower receiving an Investment Grade Rating from any one of S&P or Moody’s, the Loan Parties shall not be required to comply with the restrictions set forth in this Section 7.10.

7.11 Changes in Fiscal Year; Organization Documents. The Loan Parties will not, and will not permit any of their Subsidiaries to, (a) change the fiscal year of the Parent and its Subsidiaries, or (b) amend, modify or supplement any of the Loan Party’s or their Subsidiaries’ Organization Documents unless, in each case, such action could not reasonably be expected to result in a Material Adverse Effect.

7.12 Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to:

(a) Dispose of any Capital Stock in any Subsidiary except in compliance with Section 7.08; provided no Loan Party will Dispose of less than 100% of the Capital Stock that it directly or indirectly owns in any Guarantor and the Parent may not Dispose of the Capital Stock in the Borrower;

(b) Dispose of any Capital Stock in any wholly-owned Subsidiary that is the general partner of a less than wholly-owned Subsidiary, or otherwise transfer or permit any Person which is not a Subsidiary of the Parent to be the general partner of any Subsidiary, except in connection with a Disposition of 100% of the Capital Stock that it directly or indirectly owns in any Subsidiary that is permitted pursuant to Section 7.08 and Section 7.12(a); or

(c) create, incur, assume or suffer to exist any contract, agreement or understanding which prohibits or restricts any Subsidiary from paying dividends or making distributions to any Loan Party, except:

(i) this Agreement or the Loan Documents;

(ii) restrictions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as at the time of formation such Subsidiary was not owned by Noble and such restrictions were not created under contracts or agreements entered into in contemplation of such Person becoming a Subsidiary of the Borrower.

(iii) restrictions imposed by Law;

(iv) agreements existing as of the Closing Date and set forth on Schedule 7.12;

(v) restrictions existing in agreements governing Debt permitted by this Agreement, provided that such restrictions, taken as a whole, are no more restrictive than the restrictions hereunder;

(vi) customary restrictions and conditions contained in purchase, merger or sale agreements relating to the Capital Stock or assets of a Subsidiary pending such transaction, provided such restrictions and conditions apply only to the Subsidiary that is subject to such transaction and such transaction is permitted by this Agreement; and

(vii) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Parent or a Subsidiary or became a Subsidiary and not created in contemplation thereof.

7.13 Swap Contracts. The Parent will not, and will not permit any Subsidiary to, enter into any Swap Contracts, other than Swap Contracts that are otherwise entered into not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following events shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to the Parent’s and the Borrower’s existence), 6.07, 6.08, 6.10, 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date notice of such failure is given by the Administrative Agent to the Borrower or (ii) the date on which such failure first became known to a Responsible Officer of the General Partner or the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) when made or deemed made; or

(e) Cross Default. (i) the Parent or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt, or (B) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Debt to cause, the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of the Threshold Amount which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, which, in the case of each of clauses (ii) - (v) above, could cause one or more members of the ERISA Group to incur a current payment obligation in excess of the Threshold Amount in the aggregate; or

(j) Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligations of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document with respect to the Commitments, Loans or Letters of Credit to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, in each case, that upon the occurrence of an Event of Default under Section 8.01(f) or Section 8.01(g), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees pursuant to Section 2.03(h) and interest on the Loans, Swing Line Loans and the L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swing Line Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not Cash Collateralized by the Borrower pursuant to Section 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPM to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Indemnification of Administrative Agent and L/C Issuers. Whether or not the transactions contemplated hereby are consummated, (a) the Lenders shall severally indemnify upon demand the Administrative Agent and each Agent-Related Person related to the Administrative Agent and (b) the Lenders shall severally indemnify upon demand each L/C Issuer and each L/C Issuer Related Person related to such L/C Issuer (in each case, to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (determined as of the time at which such indemnification is sought), and hold harmless each Agent-Related Person and each L/C Issuer Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent or such L/C Issuer in each case in its capacity as such or against any Agent-Related Persons or L/C Issuer Related Persons acting for the Administrative Agent or such L/C Issuer in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person or any L/C Issuer Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s or such L/C Issuer Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall severally reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of the Aggregate Commitment, the payment of all other Obligations and the resignation of the Administrative Agent.

9.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the

Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. If the Administrative Agent becomes a Defaulting Lender, then such Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of resignation, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by JPM as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and a Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and retiring Swing Line Lender, (b) the retiring L/C Issuer and retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or to amend any financial term affecting principal, interest, fees or other amounts not for the express purpose of reducing such amounts;

(d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender;

(e) amend Section 2.03(a)(ii)(C) in any manner that would permit a Letter of Credit to expire after the Letter of Credit Expiration Date without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Borrower, release the Parent from the Guarantee Agreement, or except in connection with (i) a release pursuant to Section 6.10, (ii) a merger or consolidation permitted under Section 7.05 or (iii) a Disposition permitted under Section 7.08, release all or substantially all of the Guarantors, in each case without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended, nor the Obligations owed to any Defaulting Lender reduced, without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or JPM, as an L/C Issuer or a Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, any other Swing Line Lender, or any other L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT/ARRANGER PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT/ARRANGER PARTY IN CONNECTION WITH THE MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Arrangers or any of their Related Parties (collectively, the “Agent/Arranger Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, Borrower’s or the Administrative Agent’s transmission of Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent/Arranger Party; provided, however, that in no event shall any Agent/Arranger Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but limited to one primary outside counsel for the Administrative Agent and the Lenders, and to the extent necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders) and (b) to pay or reimburse the Administrative Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (but limited to one primary outside counsel for the Administrative Agent and the Lenders, and to the extent necessary, (i) one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders and (ii) one counsel for each group of similarly situated Persons in the case of an actual or asserted conflict of interest among the Administrative Agent and the Lenders). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Other Taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitment and repayment of all other Obligations.

10.05 Indemnification; Damage Waiver.

(a) Indemnification by the Loan Parties. Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall indemnify and hold harmless each Agent-Related Person, each L/C Issuer Related Person, each Lender and their respective Affiliates, and the directors, officers, employees, counsel, agents and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited to one primary outside counsel for the Indemnitees, and to the extent necessary, (x) one local counsel in each relevant jurisdiction for the Indemnitees and (y) one counsel for each group of similarly situated Persons in the case of an actual or asserted conflict of interest among the Administrative Agent and the Lenders) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by a Loan Party or any Subsidiary of a Loan Party, or any Environmental Liability related in any way to a Loan Party or any Subsidiary of a Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) material breach in bad faith of such Indemnitee’s obligations under the Loan Documents or (z) a dispute solely among Indemnitees so long as such dispute does not involve, or result from, (I) an action or inaction by any Loan Party or any Affiliate of a Loan Party or (II) a dispute against the Administrative Agent or any Arranger in its capacity as such. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefore. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01, this Section 10.05(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Waiver of Consequential Damages, Etc. Without limiting the Loan Parties’ indemnification obligations under Section 10.05(a), to the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.05(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (j) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and

(B) in any case not described in Section 10.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans made by such Swing Line Lender.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is, in the case of an assignment of Loans or a Commitment, to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuers and the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the assignor or assignee, as the case may be, shall deliver a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, the Borrower or any of their Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Swing Line Loans. Each assignment of Swing Line Loans and/or rights and obligations as a Swing Line Lender shall be to another Swing Line Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, except to the extent otherwise specifically provided hereunder, and only to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lenders, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including for purposes of this Section 10.07(d), participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (a) through (g) of Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 (including Section 3.01(f)), and be subject to Sections 3.06 and 10.16 as though it were a Lender (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, if at any time any Swing Line Lender or any L/C Issuer assigns all of its Commitment and Loans pursuant to Section 10.07(b) above, such Swing Line Lender or such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as a Swing Line Lender or an L/C Issuer. In the event of any such resignation as a Swing Line Lender or an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders (only if such Lender accepts such appointment) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as an L/C Issuer or such Swing Line Lender as a Swing Line Lender, as the case may be. In connection with any such resignation, (i) such L/C Issuer shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)) and (ii) such Swing Line Lender shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c), as applicable. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (I) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (II) the successor L/C Issuer (or another L/C Issuer hereunder) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or self-regulatory authority (i.e. FINRA) purporting to have jurisdiction over it; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any derivative transaction relating to obligations of the Borrower; (g) with the consent of the Parent or the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization (including any credit insurance provider relating to the Parent and/or the Borrower). In addition, the Administrative Agent and the Lenders may disclose, after the Closing Date, the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to such Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof and shall constitute an agreement to deliver an original executed counterpart if requested.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuers and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuers or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Reserved.

10.16 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.16(a), or if any Lender suspends its obligations to make, maintain or continue Eurodollar Rate Loans pursuant to Section 3.02 or any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) In the event that such Lender is an L/C Issuer and any one or more Letters of Credit issued by such L/C Issuer under this Agreement remain outstanding, the Borrower shall Cash Collateralize such Letters of Credit upon terms reasonably satisfactory to such L/C Issuer to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements reasonably satisfactory to such L/C Issuer with respect to such Letters of Credit including providing other credit support.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 10.16 and to the extent permitted under applicable Laws, each Lender hereby agrees that any Assignment and Acceptance done in accordance with this Section 10.16 shall be effective against a Defaulting Lender one (1) Business Day after it has been given notice of the same, whether or not such Defaulting Lender has executed such Assignment and Acceptance, and such Defaulting Lender shall be bound thereby as fully and effectively as if such Defaulting Lender had personally executed, acknowledged and delivered the same.

10.17 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH L/C ISSUER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH L/C ISSUER AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE FOREGOING PROVISIONS OF THIS PARAGRAPH SHALL NOT PRECLUDE THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY LENDER FROM INITIATING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender, any L/C Issuer or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender, any L/C Issuer or any Arranger has advised or is currently advising any Loan Party or any of their Affiliates on other matters) and none of the Administrative Agent, any Lender, any L/C Issuer or any Arranger has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the L/C Issuers, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Administrative Agent, any Lender, any L/C Issuer or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Loan Parties hereby waive and release, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

10.21 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.22 No General Partner’s Liability for Revolving Facility. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Commitments, Loans or Letters of Credit. In furtherance of the foregoing, the Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Parent, the Borrower or any of their Subsidiaries under any Loan Document with respect to the Commitments, Loans or Letters of Credit shall be asserted against the General Partner (in its individual capacity), any claim arising against the Parent, the Borrower or any of their Subsidiaries under any Loan Document with respect to the Commitments, Loans or Letters of Credit shall be made only against and shall be limited to the assets of the Parent, the Borrower or any of their Subsidiaries, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Commitments, Loans or Letters of Credit shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Commitments, Loans or Letters of Credit or any claims arising under this Agreement or any other Loan Document with respect to the Commitments, Loans or Letters of Credit, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Lenders for themselves and their respective successors and assigns.

10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company

By:
Terry R. Gerhart
Chief Executive Officer

PARENT:	NOBLE MIDSTREAM PARTNERS LP, a Delaware limited partnership

	By:	Noble Midstream GP LLC, its General Partner

By:
Terry R. Gerhart
Chief Executive Officer

Signature Page to Noble Midstream Services Credit Agreement